Exhibit 5.1

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/ Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana
Toronto
Valencia
Washington, DC

*Associated Firm

To the Company (as defined below)

21 January 2021

Re: MYT Netherlands Parent B.V. – Exhibit 5.1 - Form S-8

Dear Addressees,

I.             Introduction

We have acted as Dutch legal counsel (advocaten) to Mytheresa.com GmbH in respect of MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) at Amsterdam, The Netherlands, its registered office at Einsteinring 9, 85609 Aschheim, Federal Republic of Germany, and registered with the trade register of the Chamber of Commerce ("Chamber of Commerce", Kamer van Koophandel) under number 74988441 ("Company") in connection with a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "SEC") on 28 December 2020 (Registration No. 333-251765) (as amended, the "Registration Statement"). This opinion letter is issued in connection with (i) the issuance of a certain number of newly issued shares, being issued on or about 20 January 2021, by the Company (the "First Issuance of Shares") to The Bank of New York Mellon, a New York banking corporation, as depositary (the "Depositary") under the deposit agreement entered into on or about the date of the First Deed of Issue (the "Deposit Agreement") among the Company, the Depositary and all owners and holders of American Depositary Shares issued thereunder and (ii) such future issuances of certain numbers of shares (the "Future Issuances of Shares" and together with the First Issuance of Shares collectively referred to as "Share Issuances") issued by the Company to the Depositary under the Deposit Agreement. The Share Issuances are made or shall be made (as the case may be) in connection with the 2020 Omnibus Incentive Compensation Plan of the Company (as defined below). This opinion letter is rendered to you to be filed with the SEC as an exhibit to the Registration Statement.

II.             Documents

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, The Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

For the purposes of this opinion letter, we have examined, and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document ("Documents"):

a)	the form of Deposit Agreement;

b)	the Registration Statement;

c)	the draft notarial deed of issue (akte van uitgifte), to be executed on or about 20 January 2021, in connection with the First Issuance of Shares, each share with a nominal value of fifteen ten-thousandth eurocent (EUR 0.000015), to be granted under the 2020 Omnibus Incentive Compensation Plan, prepared by us with reference 20190265/08/KTA/WIT ("First Deed of Issue");

d)	the draft template notarial deed of issue of shares in connection with the Future Issuances of Shares, each share with a nominal value of fifteen ten-thousandth eurocent (EUR 0.000015), to be granted under the 2020 Omnibus Incentive Compensation Plan, prepared by us with reference 20190265/10/KTA/WIT ("Future Deed of Issue");

e)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Company, dated January 5, 2020, inter alia, approving and adopting the 2020 Omnibus Incentive Compensation Plan (the "2020 Omnibus Incentive Compensation Plan") as included as schedule thereto ("Board Resolution");

f)	a scanned copy, received by email, of the executed written resolutions of the general meeting (algemene vergadering) of the Company, dated 17 December 2020, inter alia, approving the 2020 Omnibus Incentive Compensation Plan;

g)	a scanned copy, received by email, of the executed written resolutions of the board of supervisory directors (raad van commissarissen) of the Company, dated 8 January 2021, inter alia, approving and adopting the 2020 Omnibus Incentive Compensation Plan;

h)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors of the Company, to be dated on or about 20 January 2021, inter alia, granting the right to subscribe for the First Issuance of Shares and the Future Issuances of Shares;

i)	a certified online excerpt (uittreksel), dated 20 January 2021, from the trade register of the Chamber of Commerce regarding the registration of the Company with the Chamber of Commerce under number 74988441 ("Company Excerpt");

j)	a scanned copy of the deed of incorporation (akte van oprichting) of the Company, dated 31 May 2019;

k)	a scanned copy of the articles of association (statuten) of the Company, dated 12 January 2021, as deposited with the Chamber of Commerce and which, according to the Company Excerpt, are the articles of association of the Company, which are in force on the date hereof and which have remained unaltered since that date ("Articles of Association");

l)	a scanned copy of the deed of amendment of articles of association of the Company, dated the seventeenth day of September two thousand twenty, pursuant to which the shares in the issued share capital of the Company were converted into one thousand (1,000) ordinary shares, each with a nominal value of one euro (EUR 1.00);

m)	a scanned copy of the deed of amendment of articles of association of the Company dated the twelfth day of January two thousand twenty-one, pursuant to which the shares in the issued share capital of the Company were converted into seventy million one hundred ninety thousand six hundred eighty-seven (70,190,687) ordinary shares, each with a nominal value of fifteen ten-thousandth eurocent (EUR 0.000015); and

n)	the 2020 Omnibus Incentive Compensation Plan.

The documents under e) through n) are hereinafter collectively referred to as "Corporate Documents". The documents under e) through h) are hereinafter collectively referred to as "Resolutions". The shares issued under the First Deed of Issue and each Future Deed of Issue are hereinafter collectively referred to as "Shares".

Words importing the plural include the singular and vice versa.

Where reference is made to the laws of The Netherlands or to The Netherlands in a geographical sense, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden) that is located in Europe (Europese deel van Nederland) and to the geographical part of the Kingdom of The Netherlands that is located in Europe.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

III.	Assumptions

In examining and describing the Documents and in giving the opinions expressed in this opinion letter, we have, to the extent necessary to form the opinions expressed in this opinion letter, with your permission, assumed the following:

(i)	the genuineness of all signatures on all Documents of the individual purported to have placed that signature;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;

(iii)	(A) the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby, (B) the Resolutions correctly reflect the resolutions recorded therein and shall have been taken or will have been taken as on the date of this opinion letter, the date of the First Deed of Issue or the date of any Future Deed of Issue (each a "Relevant Time"), as applicable and (C) that the Resolutions have not been amended, superseded, repealed, rescinded or annulled, at each Relevant Time;

(iv)	the Articles of Association are the articles of association as they will be in force at the date of the First Deed of Issue;

(v)	the First Deed of Issue and any Future Deed of Issue will have been validly signed and executed on behalf of the Company;

(vi)	the respective parties to the Deposit Agreement, the First Deed of Issue and any Future Deed of Issue will have entered into such documents for bona fide commercial reasons; and

(vii)	each of the assumptions made in this opinion letter will be correct in all aspects on each Relevant Time by reference to the facts and circumstances then existing.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion letter and for the purpose of this opinion letter, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, including Directive 2015/2366/EU of the European Parliament and of the Council of 25 November 2015 on payment services in the internal market and the Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms (Bank Recovery and Resolution Directive), except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in The Netherlands. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

IV.	Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.	The Company is a corporation duly incorporated and validly existing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

Shares

2.	Subject to receipt by the Company of payment in full for the Shares as provided for in the Deed of Issue or the relevant Future Deed of Issue (as applicable) and when issued and accepted in accordance with the 2020 Omnibus Incentive Compensation Plan, the Resolutions and the First Deed of Issue or the relevant Future Deed of Issue (as applicable), the Shares shall be validly issued in accordance with Dutch law and shall be fully paid and non-assessable.

V.	Qualifications

The opinions expressed in this opinion letter are subject to and limited by the following qualifications:

(i)	The opinions expressed in this opinion letter are subject to and limited by the provisions of any applicable bankruptcy, insolvency, reorganisation or moratorium laws and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (Actio Pauliana) within the meaning of article 3:45 of the DCC and/or article 42 et. sec. of the Dutch Bankruptcy Act), sanctions and measures pursuant to applicable export control regulations, United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in inter alia, The Netherlands Sanction Act 1977 (Sanctiewet 1977), the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country (Anti-Boycott Regulation).

(ii)	Where the centre of a company's main interests is situated within the territory of a Member State (as defined in the EU Insolvency Regulation) but outside The Netherlands, the courts of The Netherlands will have jurisdiction to open insolvency proceedings against that company only if it possesses an establishment within the territory of The Netherlands. The effects of those proceedings will be restricted to the assets of that establishment. Where insolvency proceedings have been opened in accordance with paragraph 3(1) of the EU Insolvency Regulation, any proceedings opened subsequently in accordance with paragraph 3(2) of the EU Insolvency Regulation will be secondary insolvency proceedings. The territorial insolvency proceedings referred to in paragraph 3(2) of the EU Insolvency Regulation may only be opened prior to the opening of main insolvency proceedings in accordance with the EU Insolvency Regulation. When main insolvency proceedings are opened, the territorial insolvency proceedings will become secondary insolvency proceedings.

(iii)	By "non-assessable" (a phrase which has no recognised meaning under the laws of The Netherlands) we mean that a holder of a Share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Share other than payment as specifically provided under the First Deed of Issue or the relevant Future Deed of Issue (as applicable).

(iv)	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

VI.	Confidentiality and Reliance

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Baker McKenzie or Baker & McKenzie Amsterdam N.V. in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

In issuing this opinion letter we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion letter is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and exclusively be brought before a court of The Netherlands;

(b)	speaks as of the date stated above; and

(c)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

The opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands as they stand at today's date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion letter is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion letter the expressions "we", "us", "our" and similar expressions should be construed accordingly.

Yours sincerely,

/s/ Baker & McKenzie Amsterdam N.V.

Baker & McKenzie Amsterdam N.V.